DISTILLER’S GRAINS MARKETING AGREEMENT
     THIS DISTILLER’S GRAINS MARKETING AGREEMENT (the “Agreement”), made and entered into this 3rd day of November, 2006, by and among One Earth Energy, LLC, an Illinois limited liability company (“One Earth Energy”), and United Bio Energy Ingredients, LLC, a Kansas limited liability company (“UBE”).
WITNESSETH:
          WHEREAS, One Earth Energy desires to sell and UBE desires to buy all the distiller’s grains (the “Distiller’s Grains”) produced at One Earth Energy’s ethanol plant located at Gibson City, Illinois (the “Plant”);
     WHEREAS, the parties desire to purchase and sell such assets, and receive and provide such services, in accordance with the fees, price formula, payment, delivery and other terms set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed:
     1. COMMITMENT AND TERM. Subject to the terms of this Agreement, One Earth Energy hereby agrees to sell, and UBE hereby agrees to purchase, all Distiller’s Grains produced at the Plant. The initial term of this Agreement shall be for thirty-six (36) months, commencing on the date that the Plant begins operations to produce ethanol. The parties shall execute a memorandum setting forth the actual date of commencement of the term. This Agreement shall be automatically renewed for successive one (1) year terms thereafter unless either party gives written notice to the other party of its election not to renew, not later than ninety (90) days prior to the expiration of the initial term or the then current renewal term, as the case may be.
     2. PRICE AND PAYMENT.
          A. PRICE. UBE will provide Comprehensive Coproducts Marketing Services to One Earth Energy which shall include an onsite merchandiser at the Plant. For the purposes of this Agreement, the term “F.O.B. Facility Price” shall mean the actual net sales price that UBE invoices buyers of Distiller’s Grains. Fees begin with Plant startup and include all logistical shipment coordination, administration of sales contracts and assumption of accounts receivable and credit risk. Rail car lease costs will be at an additional cost to One Earth Energy dependent upon utilization of rail for shipments of coproducts. Freight costs and insurance will be at an additional cost to One Earth Energy.

     UBE shall pay One Earth Energy for all Distiller’s Grains removed by UBE from the Plant as follows: for DDGS, a price equal to Ninety Seven Percent (97.0%) of the F.O.B. Facility Price charged by UBE to its customers; for WDGS, a price equal to Ninety Six Percent (96.0%) of the F.O.B. Facility Price charged by UBE to its customers; for WMGS, a price equal to Ninety Five Percent (95.0%) of the F.O.B. Facility Price charged by UBE to its customers.
     The percentages described above are subject to a minimum and maximum per ton, as per the following chart example:

		Commission		Commission
	Sales Price	Min Cap	Sales Price	Max Cap
Coproduct	Per Ton	Per Ton	Per Ton	Per Ton
DDGS	$41.75	1.25	$100.00	3.00
WDGS	$18.75	0.75	$45.00	1.80
WMGS	$20.00	1.00	$46.00	2.30
     Using the example above, assuming 1,000 tons of DDGS are sold, if the Sales Price Per Ton falls below $41.75 to $40.00, UBE’s commission will be capped at the 1.25 per ton minimum and UBE’s commission will remain the same as if the sales price were $41.75, i.e., $1,250.00. Assuming 1,000 tons of DDGS are sold at the Sales Price Per Ton of $125.00, UBE’s commission will be capped at the 3.00 per ton maximum Sales Price Per Ton of $100.00, or $3,000.00.
          B. PAYMENT. On a daily basis, Weekends and Holidays excluded, One Earth Energy shall provide UBE with certified weight certificates for the previous day’s shipments of Distiller’s Grains. UBE shall pay One Earth Energy the F.O.B. Plant Price defined in paragraph 2.A. above, for all properly documented shipments. Payment for such shipments shall occur so that payment for all shipments in each one week shipment period (Sunday through Saturday) is received on or before the second following Friday of such one week shipment period. UBE agrees to maintain accurate sales records and to provide such records to One Earth Energy upon request. One Earth Energy shall have the right to audit UBE’s sales invoices at any time during normal business hours at the corporate office of UBE.
          C. SALES CONFIRMATION. Each week’s Distiller’s Grains sales shall be evidenced by a separate sales confirmation substantially in the form of Exhibit A attached hereto (“Sales Confirmation”). Each Sales Confirmation shall at a minimum specify the quantity and quality of the Distiller’s Grains; the delivery date; the purchase price; any applicable discount from the purchase price; and such other information as the Parties may agree to include. Upon receipt of the Sales Confirmation, the Plant must execute and return the Sales Confirmation within three (3) business day(s) to UBE. If the Plant fails to respond by execution and return of the Sales Confirmation to UBE within three (3) business day(s) of its receipt of the same, said non-response shall be deemed to be an acceptance of the Sales Confirmation.
          D. BEST EFFORTS. UBE agrees to use its best efforts to achieve the highest resale price of Distiller’s Grains available under prevailing market conditions as judged by UBE.

One Earth Energy’s sole and exclusive remedy for breach of UBE’s obligations hereunder shall be to terminate this Agreement.
          E. COLLECTION. UBE shall be responsible for all customer billing and account servicing, including, but not limited to, the collection of amounts owed UBE by its customers, shall bear all costs associated with such billing and collection activities, and shall assume all losses due to failure of its customers to pay their account.
          F. FUTURE SALES BY UBE. UBE shall not contract for the sale of Distiller’s Grains, to its customers, more than one hundred eighty (180) days in advance, unless One Earth Energy explicitly approves the price and terms of any such contract and provides notice of such approval to UBE. UBE will advise One Earth Energy weekly and update One Earth Energy monthly on all outstanding contractual obligations, and the terms thereof.
     3. FEES AND EXPENSES. Unless otherwise specifically provided for herein, and to the extent not already included in the price of the Distiller’s Grains, One Earth Energy shall be responsible for any and all fees and reasonable and normal expenses, including but not limited to fees assessed by any State or other regulatory agency, incurred or assessed on any Distiller’s Grains, whether for licensing, dues, branding, packaging, inspecting, or otherwise. One Earth Energy shall, as a result of its responsibility for such expenses, retain all rights to any name, branding, and packaging of the Distiller’s Grains upon termination of this Agreement.
     4. DELIVERY AND TITLE.
          A. PLACE. The place of delivery for all Distiller’s Grains purchased by UBE pursuant to this Agreement shall be F.O.B. Plant. UBE and its agents shall be given access to the Plant in a manner and at all times reasonably necessary and convenient for UBE and One Earth Energy to make delivery as provided herein. UBE shall schedule the loading and shipping of all Distiller’s Grains purchased hereunder. All labor and equipment necessary to load or unload trucks and rail cars shall be supplied by One Earth Energy without charge to UBE. The parties agree to handle the Distiller’s Grains in a good and workmanlike manner in accordance with the other’s reasonable requirements and in accordance with normal industry practice. One Earth Energy shall maintain the truck loading and rail car loading facilities in safe operating condition in accordance with normal industry standards.
          B. STORAGE. One Earth Energy shall provide storage space for not less than ten (10) full days production of Distiller’s Grains, based on normal operating capacity.
          C. REMOVAL. UBE warrants and agrees to use its best efforts to remove Distiller’s Grains before the aforementioned storage limits are exceeded or, if later, three (3) days after notice from One Earth Energy that the Plant’s operations are adversely affected by such storage. One Earth Energy shall be responsible at all times for the quantity, quality and condition of any Distiller’s Grains in storage at the Plant.

          D. LOADING AND UNLOADING SCHEDULE. UBE shall give to One Earth Energy a schedule of quantities of Distiller’s Grains to be removed by truck or rail with sufficient advance notice reasonably to allow One Earth Energy to provide the required services. One Earth Energy shall provide the labor, equipment and facilities necessary to meet UBE’s loading schedule and One Earth Energy shall be responsible for UBE’s actual costs or damages resulting from One Earth Energy’s failure to do so. UBE shall order and supply trucks or railcars as scheduled for truck or rail shipments. All freight charges shall be the responsibility of UBE and shall be billed directly to UBE.
          E. PRODUCTION SCHEDULE.
               1. UBE shall provide loading orders as necessary to permit One Earth Energy to maintain its usual production schedule, provided, however, that UBE shall not be responsible for failure to schedule removal of Distiller’s Grains unless One Earth Energy shall have provided to UBE production schedules as follows: At least five (5) days prior to the beginning of each calendar month during the term hereof, One Earth Energy shall provide to UBE a tentative schedule for production in the next calendar month. On Wednesday of each week during the term of this Agreement, One Earth Energy shall provide to UBE a schedule for actual production for the following production week (Monday through Sunday). One Earth Energy shall inform UBE daily of inventory and production status by 8:30 a.m. CDT.
               2. NOTICE. For purposes of this paragraph, notification will be sufficient if made by facsimile as follows:
If to UBE for Distiller’s Grain, to the attention of Randy Ives, Facsimile number 316-616-3786, Email address: randy.ives@usbioenergy.net; and
If to One Earth Energy, to the attention of                                                             , Facsimile number                                         , Email address:                                                                                                      ; or
To such other representatives of UBE and One Earth Energy as they may designate to the other in writing.
          F. TITLE. Title and risk of loss shall pass to UBE at the point in time when loading the Distiller’s Grains into trucks or rail cars has been completed and delivery to UBE of the bill of lading for each such shipment.
     5. QUANTITY AND WEIGHTS.
          A. PRODUCTION AMOUNT. It is understood that total production amount of Distiller’s Grains shall be determined by One Earth Energy’s production schedule and that no warranty or representation has been made by One Earth Energy as to the exact quantities or timing of Distiller’s Grains to be produced pursuant to this Agreement.
          B. ESTIMATE. The estimated production of Distiller’s Grains at the Plant by One Earth Energy, to be sold to UBE, is approximately twenty six thousand (26,000) tons of Distiller’s Grains per month on a dry matter basis, and One Earth Energy shall use its best efforts to produce such amount of Distiller’s Grains.
          C. METERS AND SCALES. The quantity of Distiller’s Grains delivered to UBE from the Plant shall be established by meter or weight certificates, obtained from meters or scales which are certified as of the time of loading and which comply with all applicable laws, rules and regulations. The outbound meter or weight certificates shall be determinative of the quantity of the Distiller’s Grains for which UBE is obligated to pay pursuant to paragraph 2 above.
     6. QUALITY.
          A. STANDARDS. One Earth Energy understands that UBE intends to sell the Distiller’s Grains purchased from One Earth Energy as a primary animal feed ingredient and that the same are subject to minimum quality standards for such use and each shall be of merchantable quality. One Earth Energy warrants that the Distiller’s Grains produced by the Plant and delivered to UBE shall be acceptable under current industry standards in the feed trade industry and that at the time of delivery, the Distiller’s Grains shall conform to the minimum quality standards outlined in Exhibit B attached hereto, as may be amended from time to time.
          B. COMPLIANCE. One Earth Energy represents and warrants that at the time of loading, the Distiller’s Grains will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act and that each shipment may lawfully be introduced into interstate commerce under said Act. Payment of invoices does not waive UBE’s rights if the Distiller’s Grains do not comply with terms or specifications of this Agreement. Unless otherwise agreed between the parties to this Agreement, and in addition to other remedies permitted by law, UBE may, without obligation to pay, reject either before or after delivery, any of the Distiller’s Grains, which, when inspected or used are found by UBE to fail in a material way to conform to this Agreement. Should any of the Distiller’s Grains be seized or condemned by any federal or state department or agency for any reason, except noncompliance by UBE with applicable federal or state requirements, such seizure or condemnation shall operate as a rejection by UBE of the Distiller’s Grains seized or condemned and UBE shall not be obligated to offer any defense in connection with the seizure or condemnation. However, UBE agrees to cooperate with One Earth Energy in connection with the defense of any quality or other product claims, or any claims involving governmental seizure or condemnation. When rejection occurs before or after delivery, at its option, UBE may:

               (1) Dispose of the rejected Distiller’s Grains after first offering One Earth Energy a reasonable opportunity of examining and taking possession thereof, if the condition of the Distiller’s Grains reasonably appears to UBE to permit such delay in making disposition;
               (2) Dispose of the rejected Distiller’s Grains in any manner directed by One Earth Energy which UBE can accomplish without violation of applicable laws, rules, regulations or property rights;
               (3) If any of the Distiller’s Grains are seized or condemned by any federal or state department or agency or if UBE has no available means of disposal of rejected Distiller’s Grains and One Earth Energy fails to direct UBE to dispose of the same as provided herein, UBE’s obligations with respect to said seized, condemned or rejected Distiller’s Grains shall be deemed fulfilled. Title and risk of loss shall pass to One Earth Energy promptly upon such seizure or condemnation or rejection by UBE.
               (4) One Earth Energy shall reimburse UBE for all costs reasonably incurred by UBE in storing, transporting, returning and disposing of the rejected Distiller’s Grains. UBE shall have no obligation to pay One Earth Energy for rejected Distiller’s Grains and may deduct reasonable costs and expenses to be reimbursed by One Earth Energy from amounts otherwise owed by UBE to One Earth Energy.
          C. NON-STANDARD PRODUCTS. If One Earth Energy produces Distiller’s Grains which comply with the warranties in this paragraph, but which do not meet applicable industry standards, UBE agrees to purchase such Distiller’s Grains for resale but makes no representation or warranty as to the price at which such Distiller’s Grains can be sold. If the Distiller’s Grains deviate so severely from industry standards as to be unmarketable in UBE’s reasonable judgment, then it shall be disposed of in the manner provided for rejected Distiller’s Grains in this paragraph.
          D. PRODUCT TESTING. If One Earth Energy knows or reasonably suspects that any Distiller’s Grains produced by the Plant are adulterated or misbranded, or, are outside of minimum quality standards set forth in Exhibit B, One Earth Energy shall promptly so notify UBE so that such Distiller’s Grains can be tested before entering interstate commerce. If UBE knows or reasonably suspects that any Distiller’s Grains produced by the Plant are adulterated or misbranded, or, are outside of minimum quality standards set forth in Exhibit B, then UBE may obtain independent laboratory tests of the affected Distiller’s Grains. If such Distiller’s Grains are tested and found to comply with all warranties made by One Earth Energy herein, then UBE shall pay all testing costs and if the Distiller’s Grains are found not to comply with such warranties, One Earth Energy shall pay all testing costs.
          E. CHANGES IN STANDARDS. The quality standards in Exhibit B are subject to change as may be mutually agreed in writing by and between the parties, provided, however, that such changes shall be in conformance with generally acceptable industry standards.

     7. RETENTION OF SAMPLES.
          A. SAMPLING. One Earth Energy will take an origin sample of the Distiller’s Grains from each truck before each shipment leaves the Plant, using industry standard sampling methodology. One Earth Energy will label these samples to indicate the date of shipment that the truck or pickup number involved. One Earth Energy shall also retain the samples and labeling information for no less than ninety (90) days for dry Distiller’s Grains and for no less than fourteen (14) days for wet Distiller’s Grains and modified wet Distiller’s Grains.
          B. ANALYSIS. For the first year of operation of ethanol production at the Plant, One Earth Energy shall, on a weekly basis, furnish UBE with a composite analysis on all Distiller’s Grains produced at the Plant. It is understood that said analysis is a composite and may or may not be indicative of the current analysis.
     8. INSURANCE.
          A. POLICIES. One Earth Energy warrants to UBE that all One Earth Energy’s employees shall be covered as required by law by worker’s compensation and unemployment compensation insurance, and such worker’s compensation insurance shall provide a waiver of subrogation on behalf of UBE.
          B. COVERAGES. During the term of this Agreement, One Earth Energy shall purchase and maintain insurance upon the Plant in such amounts as it may reasonably determine. UBE shall be named as an additional insured on all such policies. All such policies shall contain provisions to the effect that in the event of payment of any loss or damage the insurers will have no rights of recovery against any of the insureds or additional insureds thereunder. One Earth Energy waives all rights against UBE and its employees and agents for all losses and damages caused by, arising out of or resulting from any of the perils or causes of loss covered by such policies and any other property insurance applicable to the Plant.
          C. UBE VEHICLES. UBE agrees to carry such insurance on its vehicles and personnel operating on One Earth Energy’s property as UBE reasonably deems appropriate. The parties acknowledge that UBE may elect to self insure its vehicles. Upon request, UBE shall provide a certificate of insurance to One Earth Energy to establish the coverage maintained by UBE.
          D. CONSEQUENTIAL DAMAGES. EACH PARTY TO THIS AGREEMENT UNDERSTANDS THAT NO OTHER PARTY MAKES ANY GUARANTEE, EXPRESS OR IMPLIED, TO ANY OTHER OF PROFIT, OR OF ANY PARTICULAR ECONOMIC RESULTS FROM TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR SPECIAL, COLLATERAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES FOR ANY ACT OR OMISSION COMING WITHIN THE SCOPE OF THIS AGREEMENT, OR FOR BREACH OF

ANY OF THE PROVISIONS OF THIS AGREEMENT, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SUCH EXCLUDED DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOSS OF GOOD WILL, LOSS OF PROFITS, LOSS OF USE, AND INTERRUPTION OF BUSINESS.
          E. OTHER CLAIMS. Except as provided in paragraph 8.D above, nothing herein shall be construed as a waiver by either party against the other party of claims, causes of action or other rights which either party may have or hereafter acquire against the other party for damage or injury to its agents, employees, invitees, property, equipment or inventory, or third party claims against the other party for damage or injury to other persons or the property of others.
     9. REPRESENTATIONS AND WARRANTIES.
          A. Each party represents and warrants that it is an entity in good standing under the laws that it is organized and has all the requisite power and authority to carry on its business as it has been and to own, lease, and operate the properties and assets used in connection therewith.
          B. In addition to the representations and warranties herein regarding the quality of Distiller’s Grains, One Earth Energy represents and warrants that the Distiller’s Grains delivered to UBE shall be free and clear of liens and encumbrances.
          C. Each individual executing this Agreement in a representative capacity, by his or her execution hereof, represents and warrants that such person is fully authorized to do so on behalf of the respective party hereto, and that no further action or consent on the part of the party for whom such signatory is acting is required for the effectiveness and enforceability of this Agreement against such party, following such execution.
     10. TERMINATION FOR CAUSE. Either party may terminate this Agreement without liability for cause by providing thirty (30) days prior written notice to the other party. For purposes of this paragraph, “cause” shall include, but not be limited to, the happening of an event of default discussed in paragraph 11 below, or any other material breach of any provision of this Agreement, or material violation of any applicable law, regulation or ruling.
     11. EVENTS OF DEFAULT. The occurrence of any of the following shall be an event of default under this Agreement: (1) failure of either party to make payment to the other when due, if such nonpayment has not been cured within five (5) days of written notice thereof; (2) default by either party in the performance of any material covenant, condition or agreement imposed upon that party by this Agreement, if such nonperformance has not been cured within five (5) days of written notice thereof; (3) if either party shall become insolvent, or make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, or be adjudicated bankrupt, or file a petition in bankruptcy and such petition is not dismissed within ninety (90) days following the date of filing, or apply to a court for the appointment of a receiver for any of its assets or properties with or without consent, and such receiver shall not be discharged within sixty (60) days following appointment.
     12. REMEDIES. Upon the happening of an event of default under paragraph 11, the parties hereto shall have all remedies available under applicable law with respect to an event of default by the other party, including but not limited to the recovery of attorneys’ fees and other costs and expenses. Without limiting the foregoing, the parties shall have the following remedies whether in addition to or as one of the remedies otherwise available to them: (1) to declare all amounts owed immediately due and payable; and (2) to terminate this Agreement in accordance with the provisions of paragraph 10. Notwithstanding any other provision of this Agreement, UBE may offset against amounts otherwise owed to One Earth Energy the price of any Distiller’s Grain which fail to conform to any requirements of this Agreement.
     13. OPEN CONTRACTS. Upon the termination of this Agreement, for whatever reason, One Earth Energy shall assume and be responsible for delivering any remaining quantities of Distiller’s Grains required to be delivered by UBE to its customers pursuant to UBE’s contracts with the same, provided such contracts are to be delivered by UBE from the Plant. Prior to the termination of this Agreement, UBE shall provide One Earth Energy with a listing of all such contracts and the quantities of Distiller’s Grains to be delivered pursuant to the same to assist One Earth Energy in completing deliveries under these open contracts. One Earth Energy agrees to assist UBE in the collection of amounts owed to UBE from those customers receiving deliveries of Distiller’s Grains from UBE prior to the termination of this Agreement.
     14. FORCE MAJEURE. Neither One Earth Energy nor UBE will be liable to the other for any failure or delay in the performance of any obligation under this Agreement due to events beyond its reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, act of the public enemy or terrorism, riots, civil disorders, sabotage, strikes, lockouts, labor disputes, labor shortages, war, stoppages or slowdowns initiated by labor, transportation embargoes, failure or shortage of materials, acts of God, or acts or regulations or priorities of the federal, state or local government or branches or agencies thereof.
     15. INDEMNIFICATION.
          A. BY ONE EARTH ENERGY. Except as otherwise provided in this Agreement, One Earth Energy shall indemnify, defend and hold UBE and its officers, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’ fees), costs, claims, demands, that UBE or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any material breach of warranty, covenant or agreement of One Earth Energy contained herein or (ii) One Earth Energy’s gross negligence or willful misconduct.
          B. BY UBE. Except as otherwise provided in this Agreement, UBE shall indemnify, defend and hold One Earth Energy and its officer, directors, employees and agents harmless, from any and all losses, liabilities, damages, expenses (including reasonable attorneys’

fees), costs, claims, demands, that One Earth Energy or its officers, directors, employees or agents may suffer, sustain or become subject to, or as a result of (i) any material breach of warranty, covenant or agreement of UBE contained herein or (ii) UBE’s gross negligence or willful misconduct.
     16. RELATIONSHIP OF PARTIES. This Agreement creates no relationship other than those of seller and buyer between the parties hereto. Specifically, there is no agency, partnership, joint venture or other joint or mutual enterprise or undertaking created hereby. Nothing contained in this Agreement authorizes one party to act for or on behalf of the other and neither party is entitled to commissions from the other.
     17. TRADE RULES. As may be applicable, all purchases and sales of Distiller’s Grains made hereunder shall be governed by the Feed Trade Rules of the National Grain and Feed Association unless otherwise specified. Said Trade Rules, shall to the extent applicable, be a part of this Agreement as if fully set forth herein. Notwithstanding the foregoing, the Arbitration Rules of the National Grain and Feed Association shall not be applicable to this Agreement.
     18. CONFIDENTIALITY. The parties acknowledge that they will have access to certain confidential information of the other party and that such information constitutes valuable, special and unique property to such party. The parties agree that they will not at any time, during or for a period of five (5) years after the termination of this Agreement, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any such information. For purposes of this Agreement, the term “confidential information” shall mean all information, documentation or financial data used by or belonging to or relating to either party which is disclosed or made available to the other party, its agents, employees or advisors, including but not limited to the prices charged for services hereunder or any other information concerning the other party’s business, manner of operation, plans, processes or other data of any kind.
     19. DISPUTE RESOLUTION. The parties shall attempt to settle amicably any dispute or difference of any kind whatsoever, arising out of or in connection with the validity or invalidity, construction, execution, meaning, operation or effect or breach of this Agreement. If the parties do not promptly do so, either party may, by written notice to the other party, call for private mediation of the issue before a mediator to be agreed upon by the parties. The parties agree to conclude such private mediation within thirty (30) days of the filing by a party of a request for such mediation. In the event of a dispute between the parties that is not resolved by such mediation, either party may, by written notice to the other party, call for private binding non-appealable arbitration of the issue before a single arbitrator agreed upon by the parties. In the event a single arbitrator cannot be agreed upon, each party shall appoint a third party arbitrator from a list provided by the American Arbitration Association (AAA) (not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator. The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling. While each party is free to select an arbitrator of its own choosing from the list provided by the AAA, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as “expert witnesses” in a judicial proceeding.
     The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the AAA as applicable in the State of Kansas. Such arbitration shall take place at a mutually agreed upon location. The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Agreement. The decision of the arbitrator shall be rendered in writing and shall be final and binding upon the parties and shall be non-appealable. Judgment upon the award rendered may be entered by either party and enforced in any court having competent jurisdiction. The parties shall share the procedural costs of the mediation and arbitration equally. Each party shall pay its own attorney’s fees and costs incurred by it relating to the mediation and arbitration. Notwithstanding the foregoing sentences, the parties hereby authorize the arbitrators to award costs and fees to the prevailing party as the arbitrators deem appropriate.
     Pending resolution of such dispute or difference and without prejudice to their rights, the parties shall continue to respect all their obligations and to perform all their duties under this Agreement; provided, however, the parties shall not be obligated to perform their obligations after this Agreement has been terminated by any party pursuant to paragraph 10, or if such termination is the dispute being arbitrated.
     After signing this Agreement, each party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision (other than to enforce the arbitration decision).
     20. MISCELLANEOUS.
          A. This Agreement, together with any attachments or other information which is expressly incorporated herein and made an integral part of this Agreement, is the complete understanding of the parties to this Agreement with respect to the subject matter of this Agreement, and no other representations or agreements shall be binding upon the parties, or shall be effective to interpret, change or restrict the provisions of this Agreement.
          B. No course of prior dealings between the parties and no usage of trade, except where expressly incorporated by reference, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.
          C. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature or the performance and an opportunity to make objection.

          D. UBE has a company policy in effect with regard to all telephonic and electronic communications, whether said communications are outgoing or incoming. Some UBE business telephones and other electronic communication systems are customized with centralized recording devices for purposes of improving customer service, improving techniques, eliminating errors and general quality control. Communication systems used primarily to negotiate the sale or purchase of commodities or to discuss commodity futures transactions are recorded and other communications may be recorded.
          E. This Agreement may be executed in multiple counterparts, all of which shall constitute but one and the same instrument. Facsimile signatures shall be deemed as originals as between the parties.
          F. This Agreement can only be modified by a writing signed by all of the parties or their duly authorized agents.
          G. The paragraph headings herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
          H. This Agreement shall be construed and performed in accordance with the laws of the State of Kansas.
          I. The respective rights, obligations and liabilities of the parties under this Agreement are not assignable or delegable without the prior written consent of the other party, which shall not be unreasonably withheld.
          J. Time shall be of the essence in the performance of this Agreement.
          K. This Agreement shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     21. NOTICE AND AUTHORIZATIONS. Upon execution of this agreement, One Earth Energy will provide UBE a Letter of Authorization in the format of Exhibit C attached, indicating One Earth Energy’s designated contacts for implementing the normal day-to-day businesses practices established under this agreement. For all other notices or unless a different method of notice is provided herein, notice shall be deemed to have been given to the party to whom it is addressed forty-eight (48) hours after it is deposited in certified U. S. mail, postage prepaid, return receipt requested, addressed as follows:

ONE EARTH ENERGY:	One Earth Energy, LLC
Attn:

UBE:	United Bio Energy Ingredients, LLC
Attn: Randy Ives
2868 North Ridge Road
Wichita, Kansas 67205
     Either party may change the address for notices hereunder by giving notice of such change to the other party in the manner above provided.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

ONE EARTH ENERGY, LLC
/s/ Steven Kelly
By:
Title:	President

United Bio Energy Ingredients, LLC
/s/ Randy Ives
By: Randy Ives
Title:	Sr. Vice President

EXHIBIT A
DISTILLER’S GRAINS SALES CONFIRMATION
          Date: <DATE>

CONTRCT		CON	CONTRACT	CONTRACT	DELIVERY	DUE	CONTRACT	FREIGHT	FOB	SCHED	REMAI	SCHED	REMAIN
NUMBER	CM	LOC	NAME DESCR	DATE	DATE	DATE	PRICE	PRICE	PRICE	LOADS	LOADS	QTY	QTY

0001760	21	IA1	CUSTOMER A	10/7/2005	1/1/2006	1/31/2006	75	0	75	1	1	25	25
0001760	21	IA1	CUSTOMER A	10/7/2005	2/1/2006	2/28/2006	75	0	75	1	1	25	25
0001760	21	IA1	CUSTOMER A	10/7/2005	3/1/2006	3/31/2006	75	0	75	1	1	25	25
0001574	21	IA1	CUSTOMER B	3/16/2005	5/1/2005	5/31/2005	73	0	73	2	2	50	50
0001575	21	IA1	CUSTOMER B	3/16/2005	6/1/2005	6/30/2005	73	0	73	2	2	50	50
0001576	21	IA1	CUSTOMER B	3/16/2005	7/1/2005	7/31/2005	73	0	73	2	2	50	50
0001577	21	IA1	CUSTOMER B	3/16/2005	8/1/2005	8/31/2005	73	0	73	2	2	50	50
This Distiller’s Grains Sales Confirmation Must Be Executed and Returned to United Bio Energy Ingredients, LLC On or Before <3 Business Days After <DATE>>. Failure to Execute and Return this Distiller’s Grains Sales Confirmation to United Bio Energy Ingredients, LLC by <3 Business Days After <DATE>> is Deemed Acceptance Of This Distiller’s Grains Sales Confirmation.
          Accepted By:
          Date:

EXHIBIT B

Product	Component	Minimum	Maximum
DDGS	Protein	27%	—
	Fat	9%	—
	Fiber	—	15%
	Ash	—	5%

Product	Component	Minimum	Maximum
WDGS	Protein	10.05%	—
	Fat	3%	—
	Fiber	—	5%
	Ash	—	2.5%

Product	Component	Minimum	Maximum
Modified WDGS	Protein	15%	—
	Fat	4.5%	—
	Fiber	—	9%
	Ash	—	4%
Minimum quality standards for all Distiller’s Grains shall also be deemed to be “cool and Sweet”, and with Aflatoxin levels less than 20 ppb maximum.

EXHIBIT C
LETTER OF AUTHORIZATION
United Bio Energy Ingredients, LLC (“UBE”)
2868 N. Ridge Road
Wichita, KS 67205
To Whom It May Concern:
Each of the following individuals is authorized, without limiting the generality of such authorization, to give oral and written instructions to UBE or its affiliates on behalf of the Client for purchases, sales, delivery of property, or all other transactions relating to the conduct of said account or accounts or commodity contracts to the fullest extent and generally to do and take all actions necessary or desirable in connection with any such account. The authorized individuals are (must name at least one person):

We further verify that we shall notify UBE in writing whenever the above named individual(s) are no longer authorized to give oral or written instructions to UBE on behalf of the Client, and we shall notify UBE of any newly-authorized staff members whenever applicable.
Dated this                      day of                                         , 2006

ONE EARTH ENERGY, LLC
By:
(Authorized Signatory)
Title:
(President or Secretary)